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EX. 99.1


                                   (AMEX:GTA)

AT THE COMPANY
--------------
W. Bradley Blair, II
President and Chief Executive Officer
Scott D. Peters
Chief Financial Officer
(843)723-4653

FOR IMMEDIATE RELEASE
AUGUST 20, 2001



               GOLF TRUST OF AMERICA ANNOUNCES 2001 ANNUAL MEETING

CHARLESTON, SC, AUGUST 20, 2001 - Golf Trust of America, Inc. (AMEX:GTA) today announced that the Company has scheduled its 2001 Annual Shareholders Meeting for November 15, 2001 at 8:30 a.m. to be held at Charleston Place Hotel, 205 Meeting Street, Charleston, South Carolina.

Prior to the annual meeting, GTA will mail a copy of the proxy statement to its shareholders, together with instructions on voting procedures. Shareholders should read the proxy statement carefully when it is available because it will contain important information. Shareholders are entitled to submit a proposal for consideration for inclusion in the proxy statement, subject to meeting the requirements of applicable Securities and Exchange Commission (SEC) rules. Any such proposal must be submitted no later than September 10, 2001.

Shareholders wishing to present a proposal at the 2001 Annual Shareholders Meeting but not wishing to submit such proposal for inclusion in the proxy statement must provide the Company written notice no later than September 10, 2001. Proposals received after such date shall be considered untimely. Such written notice must be delivered or mailed by first-class United States mail to the Secretary of the Company, Golf Trust of America, Inc., 14 North Adgers Wharf, Charleston, South Carolina, 29401. The proposal must set forth the name and address of the shareholder, the text to be introduced, the number of shares held and the date of their acquisition by the shareholder, and representation that the shareholder intends to appear in person at or send a qualified representative to the meeting to introduce the proposal specified in the notice. The chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures and applicable SEC rules.

Golf Trust of America, Inc. is a real estate investment trust involved in the ownership of high-quality golf courses in the United States. The Company currently owns an interest in 26 (eighteen-hole equivalent) courses.

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